Exhibit 99.1

FEDERATED DEPARTMENT STORES, INC.

Contacts:
       Media - Jim Sluzewski
          513/579-7764
       Investor - Susan Robinson
          513/579-7780

FEDERATED REPORTS FOURTH QUARTER EARNINGS OF
$1.45 PER DILUTED SHARE FROM CONTINUING OPERATIONS

Diluted EPS from continuing operations, excluding merger integration costs and inventory valuation adjustments, is $1.66 - exceeding the company's guidance

     CINCINNATI, Ohio, February 27, 2007 - Federated Department Stores, Inc. today reported diluted earnings per share from continuing operations of $1.45 for the 14-week fourth quarter of 2006, ended Feb. 3, 2007. This compares with diluted earnings per share from continuing operations of $1.22 for the 13-week period ended Jan. 28, 2006.

     Excluding May Company merger integration costs and related inventory valuation adjustments of $177 million ($110 million after tax or 21 cents per diluted share), fourth quarter diluted earnings per share from continuing operations were $1.66. This exceeds the company's prior guidance, provided on Feb. 8, 2007, for earnings of $1.55 to $1.60 per share excluding merger integration costs and related inventory valuation adjustments. Earnings for the 2006 fourth quarter include a gain of approximately $54 million ($34 million after tax or 6 cents per diluted share) related to completion of the company's debt tender offer, as previously announced.

     (Editor's Note: Federated this morning issued three additional news releases - one declaring a regular quarterly dividend, one announcing an increase in Federated's stock buyback program, and another announcing plans for a corporate name change.)

     For the full 53 weeks of fiscal 2006, Federated reported earnings per diluted share from continuing operations of $1.80, compared to $3.16 per share for the 52 weeks of fiscal 2005. Excluding the May Company merger integration costs and related inventory valuation adjustments of 72 cents per diluted share ($628 million pre-tax, $393 million after tax) and a gain on the sale of receivables of 22 cents per diluted share ($191 million pre-tax, $119 million after tax), earnings from continuing operations per diluted share for fiscal 2006 were $2.30. This compares with fiscal 2005 earnings per diluted share from continuing operations of $2.55, excluding merger integration costs, related inventory valuation adjustments and a gain on the sale of credit receivables. Fiscal 2005 earnings include May Company results from Aug. 30 forward.

     Terry J. Lundgren, Federated's chairman, president and chief executive officer, said, "This was a superb finish to an extraordinary year in the history of our company. We navigated through a significant amount of change in 2006, and we now look forward to focusing on intensive execution of our strategic priorities in 2007 as we continue to build the Macy's and Bloomingdale's brands nationwide."

Sales

     Sales in the 14-week fourth quarter of 2006 totaled $9.159 billion, a decrease of 4.3 percent from total sales of $9.571 billion in the 13-week fourth quarter last year. Total sales for the fourth quarter of 2006 were impacted by the closing of approximately 80 duplicative store locations over the past year. On a 13-week comparable same-store basis, Federated's sales for the fourth quarter were up 6.1 percent.

     Federated's fiscal 2006 sales totaled $26.970 billion, an increase of 20.5 percent from sales of $22.390 billion in fiscal 2005. On a 52-week comparable same-store basis, Federated's sales for fiscal 2006 were up 4.4 percent.

     In the fourth quarter of 2006, the company opened a new Bloomingdale's in San Diego, CA, and a Bloomingdale's replacement store in Boston, MA. Macy's stores damaged by Hurricane Wilma in 2005 were reopened in Miami and Ft. Lauderdale, FL.

Operating Income

     Federated's operating income totaled $1.260 billion or 13.8 percent of sales for the 14-week quarter ended Feb. 3, 2007, compared to operating income of $1.194 billion or 12.5 percent of sales for the 13-week quarter ended Jan. 28, 2006. Federated's fourth quarter 2006 operating income includes $177 million in May Company integration costs and related inventory valuation adjustments. Fourth quarter 2005 operating income includes $131 million in May Company integration costs and related inventory valuation adjustments.

     The company's operating income for fiscal 2006 was $1.836 billion or 6.8 percent of sales, compared to $2.424 billion or 10.8 percent of sales in fiscal 2005. Fiscal 2006 operating income includes pre-tax gains of $191 million on the sale of receivables to Citi and May Company integration costs and related inventory valuation adjustments of $628 million. Fiscal 2005 operating income includes a pre-tax gain of $480 million on the sale of receivables to Citi and May Company merger integration costs and related inventory valuation adjustments of $194 million.

Cash Flow

     In fiscal 2006, Federated generated $3.692 billion in cash flow from continuing operating activities, compared to $4.145 billion in fiscal 2005. Federated generated $1.273 billion of cash from continuing investing activities in fiscal 2006, compared to $4.701 billion used by continuing investing activities in fiscal 2005. Cash used by continuing financing activities was $4.013 billion in fiscal 2006, compared to $58 million the previous year.

     Cash generated from continuing operating activities in 2006 includes $1.860 billion in proceeds from the sale of the May Company credit card receivables. Cash from continuing investing activities in 2006 includes $1.047 billion in proceeds from the sale of Lord & Taylor, $740 million in proceeds from the sale of David's Bridal and Priscilla of Boston, and Federated's re-purchase of $1.141 billion in credit card receivables from General Electric Capital Corporation, which were then sold to Citi for $1.323 billion (for a net increase of $182 million), as well as $679 million from the disposal of property and equipment, primarily from the sale of 63 duplicate store locations.

     Cash from continuing financing activities reflects the issuance of $1.146 billion of senior notes and the repayment of $2.680 billion of debt, including $1.0 billion pursuant to a debt tender offer. The debt tender offer was financed by senior notes and other debt repayments were financed from the proceeds of the sale transactions mentioned above.

     The company used approximately $2.5 billion of excess cash to repurchase approximately 62 million shares of Federated common stock in fiscal 2006. At the end of the year, the company had remaining authorization to purchase up to approximately $170 million of common stock. When added to an additional authorization of $4 billion announced today, less the approximately $2 billion initial buyback under the accelerated share repurchase program announced today, the total current authorization is approximately $2.170 billion.

2007 Guidance

     Federated expects same-store sales to increase by 2 percent to 3.5 percent in fiscal 2007, including a same-store sales increase of 2.5 percent to 3.5 percent in the first quarter, 1.5 percent to 2.5 percent in the second quarter, and 2 percent to 3.5 percent in the third and fourth quarters combined.

     Total sales for fiscal 2007 are expected to be between $27.1 billion and $27.6 billion, including $6 billion to $6.1 billion in the first quarter, $6.1 billion to $6.2 billion in the second quarter, and $15.0 billion to $15.3 billion for the third and fourth quarters combined.

     Annual earnings of $2.45 to $2.60 per diluted share, excluding merger integration costs of between $100 million and $125 million, are expected for fiscal 2007. This includes 15 to 20 cents per diluted share in the first quarter, 40 to 45 cents per diluted share in the second quarters and $1.85 to $2.00 per diluted share in the third and fourth quarters combined.

     The company plans to open seven new stores in 2007 - Macy's in Bolingbrook, IL, Boston, MA, Collierville, TN, and Austin, TX; a Macy's Furniture Gallery in Lake Grove, NY; and Bloomingdale's in Costa Mesa, CA, and Chevy Chase, MD. In addition, a replacement Macy's Furniture Gallery will open in Littleton, CO.

     Federated, with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2006 sales of $27 billion. Federated operates more than 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com, bloomingdales.com and Bloomingdale's By Mail.

     All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Federated's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

     (NOTE: Additional information on Federated is available on the Internet at www.fds.com/pressroom. A webcast of Federated's fourth quarter earnings call with analysts will be held beginning at 11 a.m. ET on Tuesday, Feb. 27. Pre-registration is requested. The webcast is accessible to the media and general public in real time either via the company's Web site at www.fds.com or by calling in on 1-800-946-0782 passcode 4159572. The webcast will be archived for replay beginning approximately two hours after the conclusion of the live call.)

FEDERATED DEPARTMENT STORES, INC.

 Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	14 Weeks Ended		13 Weeks Ended
	February 3, 2007		January 28, 2006
	$	% to Net sales	$	% to Net sales

Net sales	$ 9,159		$ 9,571

Cost of sales - recurring (Note 2)	5,409	59.1%	5,658	59.1%

Gross margin - recurring	3,750	40.9%	3,913	40.9%

Inventory valuation adjustments - May integration (Note 3)	(10)	(0.1%)	(25)	(0.3%)

Gross margin	3,740	40.8%	3,888	40.6%

Selling, general and administrative expenses	(2,313)	(25.2%)	(2,588)	(27.0%)

May integration costs (Note 4)	(167)	(1.8%)	(106)	(1.1%)

Operating income	1,260	13.8%	1,194	12.5%

Interest expense - net (Note 5)	(49)		(127)

Income from continuing operations before income taxes	1,211		1,067

Federal, state and local income tax expense (Note 6)	(451)		(389)

Income from continuing operations	760		678

Discontinued operations, net of income taxes (Note 7)	(27)		21

Net income	$ 733		$ 699

Basic earnings (loss) per share:
Income from continuing operations	$ 1.47		$ 1.24
Income (loss) from discontinued operations	(.05)		.04
Net income	$ 1.42		$ 1.28

Diluted earnings (loss) per share (Note 8):
Income from continuing operations	$ 1.45		$ 1.22
Income (loss) from discontinued operations	(.05)		.04
Net income	$ 1.40		$ 1.26

Average common shares:
Basic	516.0		545.8
Diluted	523.7		554.3

Depreciation and amortization expense	$ 320		$ 337

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

Notes:

(1) The May Department Stores Company ("May") was acquired August 30, 2005. The results of operations of May have been included in Federated's results of operations from the date of the acquisition. The sale of the Lord & Taylor division was completed in October 2006, and the sale of David's Bridal and Priscilla of Boston was completed in January 2007. Share and per share amounts have been adjusted for the two-for-one stock split effected in the form of a stock dividend distributed on June 9, 2006.

(2) Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 14 weeks ended February 3, 2007 or the 13 weeks ended January 28, 2006.

(3) Represents inventory valuation adjustments associated with the combination and integration of Federated and May merchandise assortments.

(4) Represents costs and expenses associated with the integration and consolidation of May's operations into Federated's operations, primarily related to store and distribution center closings, system conversions and other operational consolidations.

(5) Interest expense - net for the 14 weeks ended February 3, 2007 includes a gain of approximately $54 million, or $.06 per diluted share, related to the completion of the debt tender offer. Interest expense - net for the 13 weeks ended January 28, 2006 includes approximately $17 million of interest income related to the settlement of various tax examinations.

(6) Income tax expense for the 13 weeks ended January 28, 2006 includes a $10 million reduction in tax expense related to the settlement of various tax examinations.

(7) Represents the results of operations of the acquired businesses of Lord & Taylor and the Bridal Group, including David's Bridal, After Hours Formalwear and Priscilla of Boston. For the 14 weeks ended February 3, 2007, discontinued operations includes the loss on disposal of David's Bridal and Priscilla of Boston of $22 million on a pre-tax basis, or $18 million after income taxes, or $.03 per diluted share. The loss on disposal reflects a reduction to the fair value of the assets sold based on the actual purchase agreement.

(8) For the 14 weeks ended February 3, 2007 and the 13 weeks ended January 28, 2006, May integration costs and related inventory valuation adjustments (see Notes 3 and 4) amounted to $.21 and $.15 per diluted share, respectively.

FEDERATED DEPARTMENT STORES, INC.

 Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	53 Weeks Ended		52 Weeks Ended
	February 3, 2007		January 28, 2006
	$	% to Net sales	$	% to Net sales

Net sales	$ 26,970		$ 22,390

Cost of sales - recurring (Note 2)	16,019	59.4%	13,272	59.3%

Gross margin - recurring	10,951	40.6%	9,118	40.7%

Inventory valuation adjustments - May integration (Note 3)	(178)	(0.7%)	(25)	(0.1%)

Gross margin	10,773	39.9%	9,093	40.6%

Selling, general and administrative expenses	(8,678)	(32.2%)	(6,980)	(31.2%)

May integration costs (Note 4)	(450)	(1.6%)	(169)	(0.7%)

Gains on the sale of accounts receivable (Note 5)	191	0.7%	480	2.1%

Operating income	1,836	6.8%	2,424	10.8%

Interest expense - net (Note 6)	(390)		(380)

Income from continuing operations before income taxes	1,446		2,044

Federal, state and local income tax expense (Note 7)	(458)		(671)

Income from continuing operations	988		1,373

Discontinued operations, net of income taxes (Note 8)	7		33

Net income	$ 995		$ 1,406

Basic earnings per share:
Income from continuing operations	$ 1.83		$ 3.22
Income from discontinued operations	.01		.08
Net income	$ 1.84		$ 3.30

Diluted earnings per share (Note 9):
Income from continuing operations	$ 1.80		$ 3.16
Income from discontinued operations	.01		.08
Net income	$ 1.81		$ 3.24

Average common shares:
Basic	540.0		426.1
Diluted	547.7		434.5

Depreciation and amortization expense	$ 1,265		$ 976

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

Notes:

(1) The May Department Stores Company ("May") was acquired August 30, 2005. The results of operations of May have been included in Federated's results of operations from the date of acquisition. The sale of the Lord & Taylor division was completed in October 2006, and the sale of David's Bridal and Priscilla of Boston was completed in January 2007. Share and per share amounts have been adjusted for the two-for-one stock split effected in the form of a stock dividend distributed on June 9, 2006.

(2) Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 53 weeks ended February 3, 2007 or the 52 weeks ended January 28, 2006.

(3) Represents inventory valuation adjustments associated with the combination and integration of Federated and May merchandise assortments.

(4) Represents costs and expenses associated with the integration and consolidation of May's operations into Federated's operations, primarily related to store and distribution center closings, system conversions and other operational consolidations. The May integration costs for the 53 weeks ended February 3, 2007 were partially offset by gains from the sale of Federated locations.

(5) Represents the gain recognized on the sale of the Company's proprietary and non-proprietary credit card accounts and related receivables. For the 53 weeks ended February 3, 2007, the after-tax net gain amounted to $.22 per diluted share. For the 52 weeks ended January 28, 2006, the after-tax net gain amounted to $.89 per diluted share.

(6) Interest expense - net for the 53 weeks ended February 3, 2007 includes a gain of approximately $54 million, or $.06 per diluted share, related to the completion of the debt tender offer and approximately $17 million of interest income related to the settlement of various tax examinations. Interest expense - net for the 52 weeks ended January 28, 2006 includes approximately $17 million of interest income related to the settlement of various tax examinations (see Note 7).

(7) Income tax expense for the 53 weeks ended February 3, 2007 reflects approximately $80 million of tax benefits related to the settlement of various tax examinations, primarily attributable to losses related to the disposition of a former subsidiary. Income tax expense for the 52 weeks ended January 28, 2006 was reduced by approximately $85 million to recognize capital loss carryforwards realized as a result of the sale of certain credit card accounts receivable and $10 million related to the settlement of various tax examinations.

(8) Represents the acquired operations of Lord & Taylor and the Bridal Group, including David's Bridal, After Hours Formalwear and Priscilla of Boston. For the 53 weeks ended February 3, 2007, discontinued operations includes the loss on disposal of the Lord & Taylor division of $63 million on a pre-tax basis, or $38 million after income taxes, or $.07 per diluted share and the loss on disposal of David's Bridal and Priscilla of Boston of $22 million on a pre-tax basis, or $18 million after income taxes, or $.03 per diluted share. The losses on disposal reflect reductions to the fair value of the assets sold based on the actual purchase agreements.

(9) For the 53 weeks ended February 3, 2007 and 52 weeks ended January 28, 2006, May integration costs and related inventory valuation adjustments (see Notes 3 and 4) amounted to $.72 and $.28 per diluted share, respectively.

FEDERATED DEPARTMENT STORES, INC.

Consolidated Balance Sheets (Unaudited)

(millions)

	February 3,	January 28,
	2007	2006
ASSETS:
Current Assets:
Cash and cash equivalents	$ 1,211	$ 248
Accounts receivable	517	2,522
Merchandise inventories	5,317	5,459
Supplies and prepaid expenses	251	203
Assets of discontinued operations	126	1,713
Total Current Assets	7,422	10,145

Property and Equipment - net	11,473	12,034
Goodwill	9,204	9,520
Other Intangible Assets - net	883	1,080
Other Assets	568	389

Total Assets	$ 29,550	$ 33,168

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt	$ 650	$ 1,323
Accounts payable and accrued liabilities	4,944	5,246
Income taxes	665	454
Deferred income taxes	52	103
Liabilities of discontinued operations	48	464
Total Current Liabilities	6,359	7,590

Long-Term Debt	7,847	8,860
Deferred Income Taxes	1,728	1,704
Other Liabilities	1,362	1,495
Shareholders' Equity	12,254	13,519

Total Liabilities and Shareholders' Equity	$ 29,550	$ 33,168

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)
	53 Weeks Ended February 3, 2007	52 Weeks Ended January 28, 2006
Cash flows from continuing operating activities:
Net income	$ 995	$ 1,406
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Income from discontinued operations	(7)	(33)
Gains on the sale of accounts receivable	(191)	(480)
Stock-based compensation expense	91	10
May integration costs	628	194
Depreciation and amortization	1,265	976
Amortization of financing costs and premium on acquired debt	(49)	(20)
Gain on early debt extinguishment	(54)	-
Changes in assets and liabilities:
Proceeds from the sale of proprietary accounts receivable	1,860	2,195
(Increase) decrease in proprietary and other accounts receivable not separately identified	207	(147)
(Increase) decrease in merchandise inventories	(51)	495
(Increase) decrease in supplies and prepaid expenses	(41)	122
(Increase) decrease in other assets not separately identified	25	(2)
Decrease in accounts payable and accrued liabilities not separately identified	(841)	(444)
Increase (decrease) in current income taxes	(139)	49
Decrease in deferred income taxes	(18)	(36)
Increase (decrease) in other liabilities not separately identified	12	(140)
Net cash provided by continuing operating activities	3,692	4,145

Cash flows from continuing investing activities:
Purchase of property and equipment	(1,317)	(568)
Capitalized software	(75)	(88)
Proceeds from the disposition of Lord & Taylor	1,047	-
Proceeds from the disposition of David's Bridal and Priscilla of Boston	740	-
Repurchase of accounts receivable	(1,141)	-
Proceeds from the sale of repurchased accounts receivable	1,323	-
Proceeds from hurricane insurance claim	17	-
Disposition of property and equipment	679	19
Proceeds from the sale of non-proprietary accounts receivable	-	1,388
Acquisition of The May Department Stores Company, net of cash acquired	-	(5,321)
Increase in non-proprietary accounts receivable	-	(131)
Net cash provided (used) by continuing investing activities	1,273	(4,701)

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)
	53 Weeks Ended February 3, 2007	52 Weeks Ended January 28, 2006
Cash flows from continuing financing activities:
Debt issued	1,146	4,580
Financing costs	(10)	(2)
Debt repaid	(2,680)	(4,755)
Dividends paid	(274)	(157)
Decrease in outstanding checks	(77)	(53)
Acquisition of treasury stock	(2,500)	(7)
Issuance of common stock	382	336

Net cash used by continuing financing activities	(4,013)	(58)

Net cash provided (used) by continuing operations	952	(614)

Net cash provided (used) by discontinued operating activities	(2)	63
Net cash used by discontinued investing activities	(97)	(61)
Net cash provided (used) by discontinued financing activities	110	(8)
Net cash provided (used) by discontinued operations	11	(6)

Net increase (decrease) in cash and cash equivalents	963	(620)
Cash and cash equivalents at beginning of period	248	868

Cash and cash equivalents at end of period	$ 1,211	$ 248

Notes:

(1) Certain reclassifications were made to prior period amounts to conform with the classifications of such amounts for the most recent period.

(2) Stock-based compensation consists of compensation expense for restricted stock grants, stock credit plans and stock options.